Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Aaron’s, Inc. Amended and Restated 2015 Equity and Incentive Plan of our reports dated February 14, 2019, with respect to the consolidated financial statements of Aaron’s, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Aaron’s, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Atlanta, Georgia
May 14, 2019